CONSENT OF INDEPENDENT REGISTERED
                       ---------------------------------
                             PUBLIC ACCOUNTING FIRM
                             ----------------------

We consent to the use of our report dated April 14, 2004, except for Note 9, as to which date is April 21, 2004, (Kirkland Knightsbridge Acquisition) and Note 16 as to which date is October 28, 2004 on the consolidated statements of operations, comprehensive income, stockholders' equity and cash flows of 360 Global Wine company and Subsidiaries (formerly Knightsbridge Fine Wines, Inc.) for the year ended December 31, 2003, and the inclusion of our name under the heading "Experts" in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission.


/s/ Marks Paneth & Shron LLP
----------------------------------
Marks Paneth & Shron LLP
New York, NY

December 21, 2005